Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter and Year End 2018 Results

Proton Revenue Increased 21.5%

San Francisco, CA – March 28, 2019 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and twelve months ended December 31, 2018.

Recent Highlights

•	Total revenue in the fourth quarter was $4,770,000, a 6.2% decrease vs. comparable period in 2017. Proton therapy revenue of $1,419,000 increased 21.5% period over period. Gamma Knife revenue of $3,102,000 declined 16.1% year over year due to fewer procedures and an unfavorable payor mix at the Company’s retail sites. The decline in Gamma Knife revenue due to an unfavorable payor mix was approximately $320,000.

•	Total proton therapy fractions in the fourth quarter increased 28.1% year over year. The increase for the fourth quarter was the result of continuing increased awareness of the benefits of proton therapy treatment.

•	Net income in the fourth quarter was $178,000, an 87.4% decrease vs. net income for the comparable period in 2017. The decrease in net income was due to a tax benefit from tax reform recorded in the fourth quarter of 2017, a decline in Gamma Knife revenue, and increased service expense on the Company’s proton therapy unit.

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are pleased to see continued traction and growth in our Proton Therapy business, with our Orlando Health – UF Health Cancer Center (“Orlando Health”) single room proton system posting steady gains in patients served and on firm reimbursement trends. We remain focused on driving this business, with support from our Gamma Knife operations where we anticipate upgrading at least three of our Gamma Knife units to Icon during the next 12 months. The Icon upgrades will allow our centers to treat larger tumors and thus recognize previously untapped incremental revenues. We are also pursuing developing new centers, both domestically and abroad. That said, we continue to develop our Proton Therapy business pipeline and look forward to generating value as we replicate Orlando Health’s success in new markets.”

Financial Results for the Three Months Ended December 31, 2018

For the three months ended December 31, 2018, rental income from medical services decreased 6.2% to $4,770,000 compared to rental income from medical services of $5,084,000 for the fourth quarter of 2017. Net income attributable to the Company for the fourth quarter of 2018 was $178,000, or $0.03 per share. This compares to net income attributable to the Company for the fourth quarter of 2017 of $1,418,000, or $0.24 per share which included an income tax benefit of $1,546,000 attributable to the revaluation of the Company’s federal and state deferred tax liabilities following recently enacted federal tax legislation, and the full write-down of the Company’s investment in equity securities of $579,000.

Fourth quarter revenue for the Company's initial proton therapy system installed at Orlando Health in Florida increased 21.5% to $1,419,000 compared to revenue for the fourth quarter of 2017 of $1,168,000.

Revenue for the Company's Gamma Knife operations decreased 16.1% to $3,102,000 for the fourth quarter of 2018 compared to $3,697,000 for the fourth quarter of 2017. The decline was due to fewer procedures and an unfavorable payor mix at the Company’s retail sites.

Rental income from medical services gross margin for the fourth quarter of 2018 decreased to $1,565,000 or 32.8% of revenue, compared to rental income from medical services gross margin of $2,184,000 or 43.0% of revenue for the fourth quarter of 2017. This reflected a decline in Gamma Knife revenue and an increase in costs of revenue primarily attributable to the initiation of maintenance and service costs for the Company’s proton therapy system at Orlando Health in September 2017.

Net income for the fourth quarter of 2018 was $178,000 compared to net income of $1,418,000 in the fourth quarter of 2017. Non-GAAP adjusted net income was $178,000 for the fourth quarter of 2018. The compares to non-GAAP adjusted net income, net of the tax benefit from tax reform and the loss on the write-down of the Company’s investment in equity securities, of $451,000 in the fourth quarter of 2017. Please refer to the financial statements included with this press release for a reconciliation of GAAP to non-GAAP financial measures.

Adjusted EBITDA, a non-GAAP financial measure, was $2,346,000 for the fourth quarter of 2018, compared to $2,673,000 for the fourth quarter of 2017.

Financial Results for the Twelve Months Ended December 31, 2018

For the twelve months ended December 31, 2018, rental income from medical services increased 0.8% to $19,714,000 compared to rental income from medical services of $19,556,000 for 2017.

Excluding treatments at three customer sites lost due to the expiration of their contract terms in April 2017, August 2017, and April 2018, Gamma Knife revenue decreased 2.2% in 2018 compared to 2017.

Proton therapy revenue increased 22.4% to $5,042,000 for 2018 compared to $4,120,000 for 2017.

Net income was $1,023,000 for 2018 compared to net income of $1,923,000 in 2017. Non-GAAP adjusted net income, net of proceeds received from investment in equity securities, was $1,001,000 for 2018. This compares to non-GAAP adjusted net income, net of the tax benefit from tax reform and the loss on the write-down of the Company’s investment in equity securities, of $956,000 for 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $10,051,000 for 2018, compared to $10,250,000 for 2017.

Balance Sheet Highlights

At December 31, 2018, cash, cash equivalents, and restricted cash was $1,792,000, compared to $2,502,000 at December 31, 2017. Shareholders' equity at December 31, 2018 was $31,048,000, or $5.43 per outstanding share. This compares to shareholders' equity at December 31, 2017 of $29,885,000, or $5.23 per outstanding share.

Conference Call and Webcast Information

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial 1 (800) 446-1671 at least 5 minutes prior to the scheduled start time and mention confirmation number 48424013. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available until April 11, 2019 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 48424013# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three months ended March 31, 2018, June 30, 2018, and September 30, 2018, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2018.

Non-GAAP Financial Measure

Neither Adjusted EBITDA nor non-GAAP net income, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:

American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

PCG Advisory, Inc., Investor Relations

Vivian Cervantes

P: 646-863-6274

vivian@pcgadvisory.com

American Shared Hospital Services

Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Rental income from medical services	$4,770,000	$5,084,000	$19,714,000	$19,556,000
Costs of revenue	3,205,000	2,900,000	12,228,000	10,893,000
Gross margin	1,565,000	2,184,000	7,486,000	8,663,000
Selling & administrative expense	927,000	1,020,000	3,994,000	4,323,000
Interest expense	401,000	613,000	1,631,000	1,927,000
Operating income	237,000	551,000	1,861,000	2,413,000
Proceeds received from investment in equity securities	0	0	22,000	0
(Loss) write down investment in equity securities	0	(579,000)	0	(579,000)
Other income	4,000	4,000	198,000	3,000
Income (loss) before income taxes	241,000	(24,000)	2,081,000	1,837,000
Income tax expense (benefit)	50,000	(1,703,000)	451,000	(1,103,000)
Net income	191,000	1,679,000	1,630,000	2,940,000
Less: Net (income) attributable to non-controlling interest	(13,000)	(261,000)	(607,000)	(1,017,000)
Net income attributable to American Shared Hospital Services	$178,000	$1,418,000	$1,023,000	$1,923,000
Earnings per common share:
Basic	$0.03	$0.24	$0.18	$0.33
Assuming dilution	$0.03	$0.24	$0.17	$0.33

American Shared Hospital Services

Balance Sheet Data

	Dec 31, 2018	Dec 31, 2017
Cash and cash equivalents	$1,442,000	$2,152,000
Current assets	9,946,000	8,893,000
Total assets	$57,502,000	$58,176,000

Current liabilities	$9,474,000	$9,007,000
Shareholders' equity	$31,048,000	$29,885,000

American Shared Hospital Services

Adjusted EBITDA

	Dec 31,	Dec 31,	YTD	YTD
	2018	2017	2018	2017
Net income	$178	$1,418	$1,023	$1,923
Plus: Income tax expense (benefit)	50	(1,703)	451	(1,103)
Interest expense	401	613	1,631	1,927
Depreciation and amortization expense	1,663	1,601	6,745	6,601
Stock-based compensation expense	54	165	223	323
Loss on write down of investment in equity securities	0	579	0	579
Proceeds received from investment in equity securities	0	0	(22)	0
Adjusted EBITDA	$2,346	$2,673	$10,051	$10,250

American Shared Hospital Services

Non-GAAP Net Income

	Dec 31,	Dec 31,	YTD	YTD
	2018	2017	2018	2017
Net income	$178	$1,418	$1,023	$1,923
Tax (benefit) from US Tax Reform	-	(1,546)	-	(1,546)
Loss on write down of investment in equity investment	-	579	-	579
(Proceeds) received from investment in equity securities	-	-	(22)	-
Non-GAAP net income	$178	$451	$1,001	$956